Contacts: William R. Gargiulo, Jr. 231.526.1244 Michele Greco, CFO 312.595.9123

The Female Health Company
Reports Third Quarter Operating Results

Highlights:
–	Third quarter fiscal year 2014 unit sales total 13.7 million, a 9% increase when compared with prior year quarter.
–	Operating income increases 86% to $2.0 million in most recent quarter compared to the prior year quarter.
–	Unit sales total 32.8 million in first nine months of FY2014.
–	Net revenues $7.9 million in third quarter and $18.9 million in first nine months of FY2014.
–	Operating income totals $4.4 million in first nine months of FY2014.
–	Diluted EPS of $0.10 in nine months ended June 30, 2014.

CHICAGO (July 31, 2014) - The Female Health Company (NASDAQ - CM: FHCO), which manufactures and markets the FC2 Female Condom® (FC2), today reported its  financial results for the third quarter and first nine months of FY2014. The Company will host an investor conference call today at 11:00 a.m. Eastern Daylight Time (EDT) to discuss these operating results and other topics of interest (see details below).

Management Comments

"The Company sold 13.7 million FC2 Female Condoms, generating $7.9 million in net revenues, during the three months ended June 30, 2014, representing a 9 percent increase in unit sales and net revenues when compared with the third quarter of the previous year," stated Karen King, President and CEO of The Female Health Company. "The Company’s operating profit margin was 26 percent of net revenues in the most recent quarter, compared with 15 percent of net revenues in the prior year quarter. During the first nine months of Fiscal 2014, the Company sold 32.8 million FC2 Female Condoms, generating $18.9 million in net revenues. The Company’s operating profit margin was 23 percent of net revenues and $1.5 million in positive cash flow from operations was generated, during the nine months ended June 30, 2014."

"The Company’s overall financial performance for the third quarter was solid," continued King. "Although nine month earnings trailed prior year levels, the Company once again maintained profitability, generated positive cash flow from operations, and remained debt-free.  While we are very pleased to report a strong third quarter, the market we serve continues to be subject to quarterly volatility in purchase patterns of the global public health sector."

"On July 14, 2014 the Company announced a major new strategic direction approved by the Board of Directors, and a suspension of its quarterly cash dividend. The first priority of this strategy is to accelerate and grow global demand for FC2 by devoting greater resources to sales and marketing activities. We have appointed Susan Ostrowski as our Executive Vice President of New Business Development to further advance our opportunities and the markets for FC2. We believe the worldwide need for the female condom far exceeds the current utilization of the product. HIV/AIDS continues to be the leading cause of death globally for women in the 15-44 year age group, and in the U.S. alone, non-HIV sexually transmitted infections occur at a rate of 20 million new cases per year, half of which involve young people aged 15-24.  Susan will be building a small team of sales professionals to implement the FC2 growth strategy.  I believe that Susan and her team will have a significant positive impact in driving the growth of FC2 sales in the future."

"The next priority in our new strategy involves a diversification of our product offering.  We will pursue the acquisition of another product, technology and/or business that is complementary to FC2 in market segment, product category or channel presence.  We remain strongly committed to realizing the market potential for FC2, both in the global public sector and potentially as a consumer product in developed countries. However, by investing in additional products, technologies or businesses, we believe the Company can successfully address the risks of being a single product company, accelerate long-term revenue growth, and enhance the consistency of our results," concluded King.

Third Quarter Results

The Company generated net revenues of $7,900,055 and net income of $1,159,498, or $0.04 per diluted share, for the three months ended June 30, 2014, compared to net revenues of $7,280,498 and net income of $726,911, or $0.03 per diluted share, for the three months ended June 30, 2013.

Net revenues increased $619,557, or 9 percent, on a 9 percent increase in unit sales for the three months ended June 30, 2014, compared with the same period last year.  The increase was primarily due to the volatility of timing and shipment of orders. The FC2 average sales price per unit decreased 0.3 percent compared with the same period last year due to changes in sales mix.

Cost of sales increased $192,367, or 5 percent, to $3,729,785 in the three months ended June 30, 2014 from $3,537,418 for the same period last year.

Gross profit increased $427,190, or 11 percent, to $4,170,270 for the three months ended June 30, 2014 from $3,743,080 for the three months ended June 30, 2013.  Gross profit for the three months ended June 30, 2014 was 53 percent of net revenues versus 51 percent of net revenues for the same period last year.  The increase reflects the effect of higher unit sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses decreased $510,544, or 19 percent, to $2,142,640 for the three months ended June 30, 2014 from $2,653,184 in the prior year period.  The decrease was due to a reduction in incentive compensation expense, partially offset by an increase in legal and consulting expenses.

Operating income for the three months ended June 30, 2014, was $2,027,630 versus operating income of $1,089,896 in the third quarter of fiscal year 2013, an increase of $937,734, or 86 percent.  The increase was primarily due to higher unit sales, improved gross margins and lower operating expenses.

Interest and other expense, net, for the three months ended June 30, 2014 was $993, an increase of $226 from the same period in fiscal year 2013, when interest and other expense, net, was $767.  The Company recorded a foreign currency transaction loss of $15,818 in the most recent quarter, compared with a foreign currency transaction loss of $33,280 for the same period last year.

Income tax expense for the three months ended June 30, 2014 was $851,321, an increase of $522,383 from the same period in fiscal year 2013, when income tax expense was $328,938.  The increase is primarily due to the increase in higher income before income taxes.

The Company's net income increased $432,587, or 60 percent, to $1,159,498 in the three months ended June 30, 2014 from net income of $726,911 in the same period of the prior year, as a result of the factors discussed above. Net income was 15 percent and 10 percent of net revenues for the three months ended June 30, 2014 and 2013, respectively.

Nine-Month Results

The Company generated net revenues of $18,936,473 and net income of $2,999,182, or $0.10 per diluted share, for the nine months ended June 30, 2014, compared to net revenues of $26,667,591 and net income of $7,752,426, or $0.27 per diluted share, for the nine months ended June 30, 2013.

Net revenues decreased $7,731,118, or 29 percent, on a 29 percent decrease in unit sales for the nine months ended June 30, 2014, compared with the same period last year.  The decrease was primarily due to the volatility of timing and shipment of orders. The FC2 average sales price per unit increased 0.3 percent compared with the same period last year.

Cost of sales decreased $2,736,428, or 24 percent, to $8,701,768 in the nine months ended June 30, 2014 from $11,438,196 for the same period last year.  The decrease was due to lower unit sales.

Gross profit decreased $4,994,690, or 33 percent, to $10,234,705 for the nine months ended June 30, 2014 from $15,229,395 for the nine months ended June 30, 2013.  Gross profit for the nine months ended June 30, 2014 was 54 percent of net revenues versus 57 percent of net revenues for the same period last year.  The reduction reflects the effect of lower unit sales.

Significant quarter-to-quarter variations in the Company’s results have historically resulted from the timing and shipment of large orders rather than from any fundamental changes in the business or the underlying demand for female condoms.

Operating expenses decreased $1,353,562, or 19 percent, to $5,828,216 for the nine months ended June 30, 2014 from $7,181,778 for the nine months ended June 30, 2013.  The decrease was primarily due to a reduction in incentive compensation expense and reduced variable expenses due to lower unit sales.

Operating income for the nine months ended June 30, 2014, was $4,406,489 versus operating income of $8,047,617 in the same period last year, a decrease of $3,641,128, or 45 percent.  The decrease in operating income was due to lower unit sales and lower gross margins, partially offset by a reduction in operating expenses.

Interest and other income, net, for the nine months ended June 30, 2014 was $105,999, a decrease of $169,967 from the same period in fiscal year 2013, when interest and other income, net, was $275,966.  The decrease was primarily due to the one time distribution upon demutualization of an insurance carrier during the nine months ended June 30, 2013.  The Company recorded a foreign currency transaction loss of $58,212 for the nine months ended June 30, 2014 compared with a foreign currency transaction loss of $100,173 in the same period last year.

Income tax expense for the nine months ended June 30, 2014 was $1,455,094, an increase of $984,110 from the same period in fiscal year 2013, when income tax expense was $470,984.  The increase is primarily due to the Company no longer recognizing an income tax benefit associated with reducing the Company’s valuation allowance on its deferred tax assets related to net operating loss carryforwards partially offset by lower income before income taxes.  During the year ended September 30, 2013, the valuation allowance on the Company’s deferred tax assets was fully realized based on current operations, and as a result the Company does not expect to recognize such tax benefits to any significant extent in its consolidated statements of income for periods after September 30, 2013.  However the Company’s net operating loss carryforwards will be utilized to reduce cash payments for income taxes based on the statutory rate in effect at the time of such utilization.

The Company's net income decreased $4,753,244, or 61 percent, to $2,999,182 in the nine months ended June 30, 2014 from net income of $7,752,426 in the same period of the prior year, as a result of the factors discussed above. Net income was 16 percent and 29 percent of net revenues for the nine months ended June 30, 2014 and 2013, respectively.

During the first nine months of FY2014, the Company generated positive cash flow from operations of approximately $1.5 million, including a negative impact related to changes in operating assets and liabilities of $3.4 million.  After payment of three quarterly cash dividends of $0.07 per share each, the Company ended the period with $4.1 million in cash and remained debt-free.

Investor Conference Call

As previously announced, The Female Health Company will host an investor conference call at 11:00 a.m. Eastern Daylight Time, today, July 31, 2014, to discuss its third quarter operating results and other topics of interest.  Shareholders and other interested parties may participate in the conference call by dialing 1-877-374-8416 (international participants dial 1-412-317-6716) and asking to be connected to "The Female Health Company Conference Call" a few minutes before 11:00 a.m. EDT.

A replay of the conference call will be available one hour after the call through 9:00 a.m. EDT on Thursday, August 7, 2014, by dialing 1-877-344-7529 (international callers dial 1-412-317-0088) and entering the conference ID # 10050278. After Thursday, August 7, 2014, the replay of the call will be available on the Company’s website at www.femalehealth.com.

About The Female Health Company

The Female Health Company, based in Chicago, Illinois, manufactures and markets the FC2 Female Condom® (FC2). Since the Company began distributing FC2 in 2007, it has been shipped to 144 countries. The Company owns certain worldwide rights to the FC2 Female Condom®, including patents that have been issued in a number of countries around the world. The patents cover the key aspects of FC2, including its overall design and manufacturing process.  The FC2 Female Condom® is the only currently available female-controlled product approved by FDA that offers dual protection against sexually transmitted infections, including HIV/AIDS, and unintended pregnancy. The World Health Organization (WHO) has cleared FC2 for purchase by U.N. agencies.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements in this release which are not historical fact are "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this release include statements relating to the Company's ability to successfully complete an acquisition of a new product, technology or business and to successfully implement sales and marketing initiatives for FC2, and the effect of such initiatives on the Company's business and results of operations.  These statements are based upon the Company's current plans and strategies, and reflect the Company's current assessment of the risks and uncertainties related to its business, and are made as of the date of this release.  The Company assumes no obligation to update any forward-looking statements contained in this release as a result of new information or future events, developments or circumstances. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual results and future developments could differ materially from the results or developments expressed in, or implied by, these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, the following:  product demand and market acceptance; competition in the Company's markets and the risk of new competitors and new competitive product introductions; government contracting risks, including the appropriations process and funding priorities, potential bureaucratic delays in awarding contracts, process errors, politics or other pressures, and the risk that government tenders and contracts may be subject to cancellation, delay or restructuring; the Company's reliance on its international partners in the consumer sector and on the level of spending on the female condom by country governments, global donors and other public health organizations in the global public sector; the economic and business environment and the impact of government pressures; risks involved in doing business on an international level, including currency risks, regulatory requirements, political risks, export restrictions and other trade barriers; the Company's production capacity, efficiency and supply constraints; the Company’s ability to identify, successfully negotiate and complete suitable acquisitions or other strategic initiatives, the Company’s ability to successfully integrate acquired businesses, technologies or products; and other risks detailed in the Company's press releases, shareholder communications and Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended September 30, 2013.  Actual events affecting the Company and the impact of such events on the Company's operations may vary from those currently anticipated.

For more information about the Female Health Company visit the Company's website at http://www.femalehealth.com and http://www.femalecondom.org. If you would like to be added to the Company's e-mail alert list, please send an e-mail to FHCInvestor@femalehealthcompany.com

(Financial Highlights Follow)

The Female Health Company
Unaudited Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2014	2013
Cash	$4,142,231	$8,922,430
Accounts receivable, net	5,419,568	2,362,165
Income tax receivable	78,038	78,440
Inventory, net	3,029,417	2,459,417
Prepaid expenses and other current assets	374,290	514,213
Deferred income taxes	1,657,000	2,552,000
Total current assets	14,700,544	16,888,665

Other non-current assets	174,568	138,458
Plant and equipment, net	1,752,088	2,094,830
Deferred income taxes	16,048,000	16,048,000
Total assets	$32,675,200	$35,169,953

Accounts payable	$1,213,365	$904,049
Accrued expenses and other current liabilities	1,782,915	1,520,952
Accrued compensation	386,632	962,693
Accrued dividend	5,338	19,505
Total current liabilities	3,388,250	3,407,199

Deferred rent	46,133	66,799
Deferred grant income	39,196	57,819
Deferred income taxes	234,007	235,179
Total liabilities	3,707,586	3,766,996

Total stockholders’ equity	28,967,614	31,402,957
Total liabilities and stockholders' equity	$32,675,200	$35,169,953

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Three Months Ended
	June 30,
	2014	2013

Net revenues	$7,900,055	$7,280,498

Cost of sales	3,729,785	3,537,418

Gross profit	4,170,270	3,743,080

Operating expenses	2,142,640	2,653,184

Operating income	2,027,630	1,089,896

Interest and other expense, net	(993)	(767)
Foreign currency transaction loss	(15,818)	(33,280)

Income before income taxes	2,010,819	1,055,849

Income tax expense	851,321	328,938
Net income	$1,159,498	$726,911

Net income per basic common share outstanding	$0.04	$0.03

Basic weighted average common shares outstanding	28,561,648	28,381,923

Net income per diluted common share outstanding	$0.04	$0.03

Diluted weighted average common shares outstanding	28,885,427	28,750,679

Cash dividends declared per common share	$-	$-

The Female Health Company
Unaudited Condensed Consolidated Income Statements

	Nine Months Ended
	June 30,
	2014	2013

Net revenues	$18,936,473	$26,667,591

Cost of sales	8,701,768	11,438,196

Gross profit	10,234,705	15,229,395

Operating expenses	5,828,216	7,181,778

Operating income	4,406,489	8,047,617

Interest and other income, net	105,999	275,966
Foreign currency transaction loss	(58,212)	(100,173)

Income before income taxes	4,454,276	8,223,410

Income tax expense	1,455,094	470,984
Net income	$2,999,182	$7,752,426

Net income per basic common share outstanding	$0.11	$0.27

Basic weighted average common shares outstanding	28,534,327	28,368,212

Net income per diluted common share outstanding	$0.10	$0.27

Diluted weighted average common shares outstanding	28,871,864	28,726,565

Cash dividends declared per common share	$0.21	$0.19